   As filed with the Securities and Exchange Commission on December 20, 2000

                                                     Registration No. 333-
                                                     =====================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                       Under The Securities Act of 1933

                              COMFORCE Corporation
             (Exact name of registrant as specified in its charter)


           Delaware                                7361                       36 - 2262248
---------------------------------     ----------------------------  ----------------------------------
  (State or other jurisdiction        (Primary Standard Industrial  (I.R.S Employer Identification No.)
of incorporation or  organization)     Classification Code Number)

                              ____________________

                              COMFORCE Corporation
                            415 Crossways Park Drive
                                 P.O. Box 9006
                            Woodbury, New York 11797
                                 (516) 437-3300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ____________________

                                Harry Maccarrone
                            Executive Vice President
                              COMFORCE Corporation
                            415 Crossways Park Drive
                                 P.O. Box 9006
                            Woodbury, New York 11797
                                 (516) 437-3300



           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                             ____________________

                                   Copy to:

                           David G. Edwards, Esquire
               Doepken Keevican & Weiss Professional Corporation
                             58th Floor, USX Tower
                               600 Grant Street
                      Pittsburgh, Pennsylvania 15219-2703
                                (412) 355-2600
                    (Name, address, including zip code, and
         telephone number, including area code, of agent for service)
                             ____________________

(Cover page continued)

       Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration
Statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE


 Title of Each Class      Amount to be        Proposed Maximum          Proposed Maximum         Amount of
 of Securities to be     Registered (1)      Offering Price Per        Aggregate Offering      Registration
     Registered                                   Share (2)                 Price (2)               Fee
-------------------------------------------------------------------------------------------------------------
Common Stock                555,628                 $1.69                  $939,012                $601.00
=============================================================================================================

(1) Includes certain shares of common stock of COMFORCE Corporation issuable pursuant to the terms of a contract entered with COMFORCE.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of COMFORCE's shares of common stock traded on the American Stock Exchange within five business days prior to the filing of this registration statement. The per share price of $1.69 represents such average on December 15, 2000, a date within five business days prior to the filing of this registration statement.



COMFORCE hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until COMFORCE shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                 Subject to Completion Dated December 20, 2000


PROSPECTUS


                              COMFORCE Corporation
                         555,628 Shares of Common Stock


     This prospectus relates to 555,628 shares of common stock of COMFORCE Corporation that may be sold from time to time by the selling stockholders named in this prospectus. These shares are issuable to the selling stockholders upon the exercise by them of options they received in connection with their settlement of litigation with COMFORCE.

     The common stock is traded on the American Stock Exchange under the symbol CFS. On December 15, 2000, the last reported sale price of the common stock on the American Stock Exchange was $1.75 per share.

     Investing in the common stock involves certain risks. You should carefully consider the risk factors beginning on page 2. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                              COMFORCE Corporation
                            415 Crossways Park Drive
                                 P.O. Box 9006
                            Woodbury, New York 11797
                                 (516) 437-3300




                The date of this Prospectus is _________, 2000.

                               TABLE OF CONTENTS

                                                                         Page

Risk Factors.............................................................   2
Where You Can Find More Information......................................   7
The Company..............................................................   7
Use of Proceeds..........................................................   9
Selling Stockholders.....................................................   9
Method of Sale...........................................................   9
Legal Matters............................................................  10
Experts..................................................................  10


                                  RISK FACTORS

     Before you invest in the common stock, you should consider carefully the following factors, in addition to the other information contained in this prospectus. In addition to historical information, this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those projected or suggested in any forward-looking statement. The factors discussed below and the other factors discussed in this prospectus could cause or contribute to such differences. Other factors which we have not yet identified could also cause or contribute to such differences.

Our share price has been volatile and could be further impacted by the shares offered in this offering.

     From time to time, the market price for our common stock has been, and may continue to be, volatile. The market price may fluctuate because of our quarterly operating results, the operating results of other staffing companies, changes in general conditions in the economy, the financial markets or the staffing industry, natural disasters or other developments. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

     In addition, a substantial number of shares of our common stock is being offered for resale as a part of this offering. The sale of a substantial number of shares of our common stock in the public market could cause the market price of our common stock to decline.

Our high level of debt could adversely affect our ability to compete, limit our ability to borrow and heighten our vulnerability to adverse economic conditions.

     We have a very high level of debt. Our level of debt could have important consequences to you, including the following:

 . we will have to use a substantial portion of our cash flow from operations to pay for debt service, rather than for operations or growth;

 .  our competitors with less debt could have a competitive advantage;

 . we could be more vulnerable to economic downturns and less able to take advantage of significant business opportunities or react to changes in market or industry conditions;

 . we will be vulnerable to increases in interest rates to the extent of borrowings under our bank credit facility; and

 . we may have to dispose of material assets or operations or refinance our debt to meet our debt service obligations.

Our failure to generate sufficient cash flows to support our amortization charges could require a write-off that adversely affects our financial condition and results of operations.

     More than 50% of our total assets are intangible assets. These intangible assets substantially represent amounts attributable to goodwill recorded in connection with our acquisitions and are generally amortized over a five to 40 year period. This amortization results in significant annual charges. Various factors could impact our ability to generate the cash flows necessary to support this amortization schedule, including

 .  fluctuations in the economy;

 .  the degree and nature of competition;

 .  demand for our services; and

 . our ability to integrate the operations of acquired businesses, to recruit and place staffing professionals and to maintain gross margins in the face of pricing pressures.

     If we fail to generate sufficient cash flows to support the amortization charge, an impairment of the asset may occur. The resulting write-off could have a material adverse effect on our business, financial condition and results of operations.

The terms of the agreements governing our debt could constrain us in our operations and in pursuing corporate opportunities.

     The agreements governing the public debt obligations of our COMFORCE Operating, Inc. subsidiary, and the credit facility to which we and our subsidiaries are parties, contain restrictions that affect our ability to incur debt, make distributions, make acquisitions, create liens, make capital expenditures and affiliate payments and pay dividends. They also require us to limit our capital expenditures, affiliate payments and dividends. In addition, our credit facility requires us to meet specified financial ratios and tests.

     Events beyond our control may affect our ability to comply with these covenants and restrictions, and we may not achieve operating results that will comply with the financial ratios and tests. If we do not comply with these covenants and restrictions, an event of default could occur. An event of default under any of our financing agreements could have a material adverse effect on our business and financial condition if it is not cured or waived.

We may be unable to charge our customers for higher costs of employing staffing personnel.

     We must pay unemployment insurance premiums and workers' compensation benefits for our billable employees. The states in which our employees perform services set unemployment insurance premiums annually. These premiums could increase for various reasons, including increased levels of unemployment and the lengthening of periods for which unemployment compensation is available. Workers' compensation costs may increase if the various states in which we conduct operations raise their required levels of compensation or liberalize allowable claims. We are focusing on efforts to reduce our potential exposure to such claims. We are largely self-insured with respect to workers' compensation claims, but we maintain an umbrella insurance policy limiting our exposure for self-insured claims to $250,000 per claim and a total of $2.9 million in any year. However, we may incur costs related to workers' compensation claims at rates higher than anticipated if we experience an increase in the number or the severity of claims.

     Our costs could also increase as the result of any future health care reforms. Certain federal and state legislative proposals have included provisions extending health insurance benefits to billable employees who do not presently receive such benefits.

     We may not be able to increase the fees charged to our customers to an amount sufficient to cover increased costs related to workers' compensation, unemployment insurance and health care reforms or other employment-related regulatory changes.

We have incurred losses in two of the last three years and we may continue to incur losses.

     On a historical basis, we had net losses in two of the last three fiscal years. We had net losses of $2.0 million for 1999 and $3.7 million for 1997 and net income of $0.8 million for 1998. In addition, we had a net loss before extraordinary gains of $952,000 for the nine months ended September 30, 2000. Our operations may not be profitable in the future.

We could face liability for the misconduct of our employees or for claims made by them in the workplace.

     Contingent staffing and consulting firms are in the business of employing people and placing them in the workplaces of other businesses. A risk of such activity includes possible claims by our customers of employee misconduct or negligence, claims of discrimination or harassment, claims relating to employment of illegal aliens and other similar claims. We have implemented policies and guidelines to minimize our exposure to these risks. However, failure to follow these policies and guidelines may result in negative publicity. In addition, we could be required to pay money damages or fines. Although historically we have not had any significant problems in this area, we may experience such problems in the future.

     We are also exposed to liability for actions taken by our employees while on assignment, such as damage caused by their errors, misuse of customer proprietary information or theft of customer property. We maintain insurance to limit our exposure to these risks. However, because of the nature of our assignments, in particular the access of our employees to customer information systems and confidential information, and the potential liability for improper acts by employees, insurance coverage may not continue to be available or may not be adequate to cover any such liability.

Fluctuations in the general economy could reduce demand for our services.

     The general level of economic activity in the country significantly affects demand for staffing and consulting services. Companies use staffing and consulting services to manage personnel costs and changes in staffing needs, in part due to business fluctuations. When economic activity increases, employers often add employees from staffing and consulting companies before they hire full-time employees. During such times, there is intense competition among staffing and consulting companies for qualified personnel for placement, and we may not be able to recruit and retain sufficient personnel to meet the needs of our clients. Conversely, as economic activity slows, companies may choose to reduce their usage of employees from staffing and consulting companies before laying off their regular employees.

Heightened competition for staffing personnel and customers could adversely impact our business.

     The contingent staffing and consulting industry is highly competitive. Heightened competition for customers as well as for contingent personnel could adversely impact our business in several ways:

 . We may need to reduce our current fee scales without being able to reduce the personnel costs of our billable employees.

 . Large, traditional staffing companies have begun to enter the specialty staffing and consulting sector. As a result, margins may decrease, particularly for the less highly skilled personnel in that sector.

 . Barriers to entry in the contingent staffing business are low, and we could experience competition from additional competitors entering the business.

 . We may not be able to fulfill our customers' needs because of shortages of qualified personnel, which currently exist in some specialty sectors and could continue to occur in the future.

 . Customers could employ personnel directly (rather than using our services) to ensure the availability of such personnel.

     Some of our competitors have greater marketing, financial and personnel resources than we do and could offer increased competition. We expect that the level of competition will remain high in the future and that this competition could affect our margins, which could have a material adverse effect on our business, financial condition and results of operations.

The loss of key personnel could adversely affect our operations.

     We depend in a significant way on our management. Our success depends upon the availability and performance of John Fanning, our Chairman and Chief Executive Officer, and Harry Maccarrone, our Executive Vice President and Chief Financial Officer. The loss of the services of either of these key persons could have a material adverse effect upon our operations.

Control by insiders could inhibit a third party from seeking to acquire us.

     John Fanning, our Chairman and Chief Executive Officer, and Harry Maccarrone, our Executive Vice President and Chief Financial Officer, together currently control approximately 30% of our outstanding common stock. As a result, they will have a significant influence on all issues submitted to our stockholders. This concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of our common stock and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire control of us.

Our board's ability to authorize and issue new classes of preferred stock could be used to discourage a takeover.

     Our certificate of incorporation and bylaws authorize the issuance of preferred stock and establish advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of COMFORCE, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices and other transactions that they may deem to be in their best interests. In particular, preferred stock

 .  has a preferred position over the common stock in liquidation;

 . generally has the right to a fixed or minimum dividend before any dividend is paid or accrued on the common stock;

 .  may have the right to approve certain extraordinary corporate matters; and

 .  could contain terms that would

   .  delay or prevent a change in control of COMFORCE;

   .  make removal of our present management more difficult;

   . restrict the payment of dividends and other distributions to the holders of common stock; and

   .  make it more difficult for a hostile acquiror to gain control of COMFORCE.

Our business is dependent on our ability to attract staffing personnel.

     Our business depends on our ability to attract and retain personnel who possess the skills and experience necessary to meet the staffing and consulting requirements of our customers. Competition for individuals with proven skills in certain areas, particularly information technology, is intense. We compete for such individuals with other contingent staffing and consulting firms, systems integrators, providers of outsourcing services, computer systems consultants, customers and personnel agencies. We must continually evaluate and upgrade our base of available personnel to keep pace with customers' changing needs and emerging technologies. We may not be able to continue to attract qualified personnel in sufficient numbers and on acceptable economic terms. In addition, although the employment agreements we have entered into contain non-compete covenants, we may not be able to effectively enforce such agreements against our former employees.

A significant portion of our revenues are attributable to a few key customers the loss of which could adversely affect our operations.

     As is common in the staffing industry, our engagements to provide services to our customers are generally non-exclusive, of a short-term nature and subject to termination by the customer with little or no notice, although some of our business is done through long-term contracts and contracts that provide us with the first opportunity to supply the personnel required by the customer. During 1999, our four largest customers accounted for approximately 28% of our revenues. We also have numerous other significant customers. The loss of or a material reduction in the revenues from any of our significant customers could have a material adverse effect on our business, results of operations and financial condition.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any document filed by us at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing the SEC at the address in the previous sentence. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov".

     The SEC allows us to incorporate by reference information from other documents that we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

 .  Our Annual Report on Form 10-K for the year ended December 31, 1999.

 .  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

 .  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000

 .  Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000

 .  Our Current Report on Form 8-K dated December 19, 2000.

 .  The description of our common stock contained in our Form 8-A dated
   October 10, 1985, as amended by Amendment No. 1 on Form 8A/A dated July 25, 1997.

 . All other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of this offering of common stock.

     You may request a copy of any of these documents, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or telephoning us at the following address:

     COMFORCE Corporation
     Attention: Linda Annicelli
     415 Crossways Park Drive
     P.O. Box 9006
     Woodbury, New York 11797
     (516) 437-3300

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone else to provide you with different information.

                                 THE COMPANY

     We are a leading provider of specialty staffing, consulting and outsourcing services, primarily to Fortune 500 companies for their information technology, telecommunications, scientific and engineering-related needs. Through a national network of 62 offices (47 company-owned and 15 licensed), we recruit and place highly skilled contingent personnel and provide financial and outsourcing services for a broad customer base, including Sun Microsystems, Bellsouth Telecommunications, Inc. and Microsoft Corporation. Since entering the staffing services business in 1995, we have grown significantly through a combination of acquisitions and internal growth. Our contingent labor force consists primarily of computer programmers, systems consultants and analysts, engineers, technicians, scientists, researchers and skilled office support personnel.

     We operate in two business segments -- Staff Augmentation and Financial Services. The Staff Augmentation segment provides Information Technology (IT), Telecom and Staffing services. The Financial Services segment provides outsourcing and consulting services. A description of the types of services provided by each segment follows:

  Staff Augmentation Segment

  . Information Technology. In the IT field, we provide highly skilled programmers, help desk personnel, systems consultants and analysts, software engineers and project managers for a wide range of technical assignments, including client server, mainframe, desktop services and Internet/Intranet. In addition to these staffing services, we provide non-recruited payrolling services to certain of our IT customers.

  . Telecom. We provide skilled Telecom personnel to plan, design, engineer, install and maintain wireless and wireline telecommunications systems, including cellular, PCS, microwave, radio, satellite and other networks.

  . Staffing. We provide Technical Staffing services for national laboratory research in such areas as environmental safety, alternative energy source development and laser technology, and provide highly-skilled labor meeting diverse commercial needs in the avionics and aerospace, architectural, automotive, energy and power, pharmaceutical, marine and petrochemical fields. In the Professional Staffing field, we provide highly specialized professional chemists, biologists, engineers, laboratory instrumentation operators, technicians and others to companies involved in pharmaceutical, environmental, biotech and processing businesses. We also recruit and train skilled clerical personnel who provide more traditional services for medical office, legal and accounting professionals.

  Financial Services Segment

  . PrO Unlimited. Through our PrO Unlimited subsidiary, we provide confidential consulting and conversion services to companies that require assistance in complying with regulations associated with the use of independent contractors, returning retirees and consultants. If appropriate, we may become the employer of some or all of these clients, staff (on a non-recruited basis) and provide various services for these employees, including preparing payrolls, withholding taxes and tracking hours and vacation and sick days.

  . Funding and Support Services. We provide payroll funding services and back office support to independent consulting and staffing companies. Our back office services include payroll processing and billing, preparation and analysis of various management reports, payment of all federal, state and local payroll taxes and preparation and filing of quarterly and annual payroll tax returns for the contingent personnel employed and placed by independently owned and operated staffing and consulting firms. In providing payroll funding services, we purchase the accounts receivable of independent staffing firms and receive payments directly from these firms' clients.

                                 USE OF PROCEEDS

     COMFORCE will not receive any of the proceeds from the sale of the shares by the selling stockholders. However, COMFORCE will receive the amount of the exercise price of the options if and when the options are exercised and the shares are purchased by the selling stockholders.


                                 SELLING STOCKHOLDERS

     The security holders listed below and any permitted transferee, pledgee or assignee of this holder named in any supplement to this prospectus are offering for resale 555,628 shares of common stock. We undertake to file a supplement to name as a selling stockholder any such subsequent permitted holder of these shares of common stock. The table below sets forth information as of the date of this prospectus concerning the beneficial ownership of common stock by each selling stockholder named below.


                                       Before the Offering                                After the Offering
                            Shares Beneficially       Percentage of           Shares Beneficially       Percentage of
Name of Selling                    Owned                Beneficial                   Owned                Beneficial
Stockholder                                             Ownership                                         Ownership
-------------------------------------------------------------------------------------------------------------------
Austin Iodice                   370,419 (1)               2.2% (2)                    0 (3)                0% (3)
Anthony Giglio                  185,209 (1)               1.1% (2)                    0 (3)                0% (3)

(1) These shares of common stock are issuable upon the exercise of currently exercisable options at an exercise price of $0.6625 per share, which options expire on January 2, 2006. All of these shares are registered for resale under the registration statement of which this prospectus is a part.

(2) As a percentage of all of our issued and outstanding shares of common stock plus the shares issuable to the selling shareholder for whom the percentage is calculated and for no other person.

(3) Assumes that all of the shares registered for resale will be sold as part of this offering.


                                 METHOD OF SALE

     The selling stockholders may offer and sell the shares of common stock to which this prospectus relates from time to time in one or more types of transactions (which may include block transactions) on the American Stock exchange, where our common stock is listed for trading under the symbol CFS, in other markets where our common stock is traded, in negotiated transactions, through put or call options transactions, through short sales transactions, or through a combination of such methods of sale. The selling stockholders will sell the common stock at prices which are current when the sales take place or at other prices to which the parties agree. The selling stockholders may use brokers or dealers to sell the shares, and will pay any brokerage fees or commissions relating to sales in amounts to be negotiated by the parties prior to sale. The selling stockholders and any brokers or dealers participating in the sale of the common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on the resale of the shares may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Some shares may also be sold by other people or entities that have received the shares from the selling stockholders by gift, by operation of law, including the laws of descent and distribution, or by other transfers or assignments.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided the selling stockholders meet the criteria and conform to the requirements of this rule.


                                 LEGAL MATTERS

     Doepken, Keevican & Weiss Professional Corporation, Pittsburgh, Pennsylvania, will render a legal opinion on the validity of the common stock being offered.


                                 EXPERTS

     The consolidated balance sheet of COMFORCE Corporation and Subsidiaries as of December 31, 1999, and the related consolidated statements of operations, changes in stockholders' equity, cash flows and financial statement schedule for the year ended December 31, 1999 are incorporated in this prospectus and registration statement by reference in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The expenses estimated to be incurred (other than the fees of the Commission which are actual) in connection with the offering, all of which are payable by COMFORCE, are as follows:


                 Description                      Amount
     -----------------------------------   --------------------

         SEC. Registration Fee                   $   601

         Printing Costs                              200*

         Legal Fees                                4,000*

         Accounting Fees                           4,000*

         Miscellaneous                             1,199*

         Total                                   $10,000*

   ___________
   *Estimate

Item 15.  Indemnification of Directors and Officers.

     The Registrant's Bylaws effectively provide that the Registrant, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), shall indemnify all directors and officers of COMFORCE and may indemnify all employees, representatives and other persons as permitted pursuant thereto.

     Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     COMFORCE has entered into separate indemnification agreements with certain of its current directors, officers and employees. COMFORCE maintains insurance against liabilities incurred under the Securities Act of 1933 for the benefit of its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling COMFORCE pursuant to the foregoing provisions,

COMFORCE has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 16.  Exhibits**

2.1 Agreement and Plan of Merger, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc. and Uniforce Services, Inc. (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated August 20, 1997 and incorporated herein by reference).

2.2 Stockholders Agreement, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc., John Fanning and Fanning Limited Partnership, L.P. (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated August 20, 1997 and incorporated herein by reference).

2.3 Registration Rights Agreement dated as of August 13, 1997 by and among COMFORCE Corporation, John Fanning and Fanning Asset Partners, L.P., a Georgia limited partnership (included as an exhibit to Amendment No. 2 to the Registration Statement on Form S-4 of COMFORCE Corporation filed with the Commission on October 24, 1997 (Registration No. 333-35451) and incorporated herein by reference).

3.1 Restated Certificate of Incorporation of COMFORCE Corporation, as amended by Certificates of Amendment filed with the Delaware Secretary of State on June 14, 1987 and February 12, 1991 (included as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1 of COMFORCE Corporation filed with the Commission on May 10, 1996 (Registration No. 033-6043) and incorporated herein by reference).

3.2 Certificate of Ownership (Merger) of COMFORCE Corporation into Lori Corporation (included as an exhibit to COMFORCE Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

3.3 Bylaws of COMFORCE Corporation, as amended and restated effective as of February 26, 1997 (included as an exhibit to COMFORCE Corporation's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference).

3.4 Certificate of Ownership (Merger) of AZATAR into COMFORCE Corporation (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated November 8, 1996 and incorporated herein by reference).

3.5 Certificate of Incorporation of COMFORCE Operating, Inc., as amended by Certificates of Amendment filed with the Delaware Secretary of State on November 24, 1997 (included as an exhibit to the Registration Statement on Form S-4 of COMFORCE Operating, Inc. filed with the Commission on December 24, 1997 (Registration No. 333-43341) and incorporated herein by reference).

3.6 Bylaws of COMFORCE Operating, Inc. (included as an exhibit to the Registration Statement on Form S-4 of COMFORCE Operating, Inc. filed with the Commission on December 24, 1997 (Registration No. 333-43341) and incorporated herein by reference).

4.1 Indenture dated as of November 26, 1997 with respect to 12% Senior Notes due 2007 between COMFORCE Operating, Inc., as issuer, and Wilmington Trust Company, as trustee (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

4.2 Indenture dated as of November 26, 1997 with respect to 15% Senior Secured PIK Debentures due 2009 between COMFORCE Corporation, as issuer, and The Bank of New York, as trustee (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

5.1*  Opinion of Doepken Keevican & Weiss.

10.1 Loan and Security Agreement dated as of November 26, 1997 among COMFORCE Corporation and specified subsidiaries thereof and Heller Financial, Inc., as lender and agent for other lenders (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

10.2 Purchase Agreement, dated as of November 19, 1997, by and between COMFORCE Operating, Inc. and NatWest Capital Markets Limited, as Initial Purchaser (included as an exhibit to the Registration Statement on Form S-4 of COMFORCE Corporation filed with the Commission on December 24, 1997 (Registration No. 333-43327) and incorporated herein by reference).

10.3 Purchase Agreement, dated as of November 19, 1997, dated as of November 26, 1997, by and between COMFORCE Corporation and NatWest Capital Markets Limited, as Initial Purchaser (included as an exhibit to the Registration Statement on Form S-4 of COMFORCE Corporation filed with the Commission on December 24, 1997 (Registration No. 333-43327) and incorporated herein by reference).

10.4 Warrant Agreement dated November 26, 1997 by and between COMFORCE Corporation and The Bank of New York, as Warrant Agent (included as an exhibit to the Registration Statement on Form S-4 of COMFORCE Corporation filed with the Commission on December 24, 1997 (Registration No. 333-43327) and incorporated herein by reference).

10.5 Pledge Agreement dated November 26, 1997 by and between COMFORCE Corporation and The Bank of New York, as Collateral Agent (included as an exhibit to the Registration Statement on Form S-4 of COMFORCE Corporation filed with the Commission on December 24, 1997 (Registration No. 333-43327) and incorporated herein by reference).

10.6 Employment Agreement dated as of January 1, 1999 between COMFORCE Corporation, COMFORCE Operating, Inc. and John C. Fanning (included as an exhibit to COMFORCE Corporation's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

10.7 Amendment to Employment Agreement dated March 28, 2000 amending Employment Agreement dated as of January 1, 1999 between COMFORCE Corporation, COMFORCE Operating, Inc. and John C. Fanning (included as an exhibit to COMFORCE Corporation's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference).

10.8 Employment Agreement dated as of January 1, 1999 among COMFORCE Corporation, COMFORCE Operating, Inc. and Harry Maccarrone (included as an exhibit to COMFORCE Corporation's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

10.9 Loan and Security Agreement dated as of December 14, 2000 among COMFORCE Corporation, COMFORCE Operating, Inc. and other named subsidiaries, and IBJ Whitehall Business Credit Corporation, as lender and agent, and other named participating lenders (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated December 19, 2000 and incorporated herein by reference).

10.10 First Supplemental Indenture dated as of November 29, 2000 between COMFORCE Corporation and The Bank of New York, as trustee, to Indenture dated as of November 26, 1997 lenders (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated December 19, 2000 and incorporated herein by reference).

10.11 First Supplemental Indenture dated as of November 29, 2000 between COMFORCE Corporation and Wilmington Trust Company, as trustee, to Indenture dated as of November 26, 1997 lenders (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated December 19, 2000 and incorporated herein by reference).

10.12 Second Supplemental Indenture dated as of December 4, 2000 between COMFORCE Corporation and The Bank of New York, as trustee, to Indenture dated as of November 26, 1997 lenders (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated December 19, 2000 and incorporated herein by reference).

10.13 Second Supplemental Indenture dated as of December 4, 2000 between COMFORCE Corporation and Wilmington Trust Company, as trustee, to Indenture dated as of November 26, 1997 lenders (included as an exhibit to COMFORCE Corporation's Current Report on Form 8-K dated December 19, 2000 and incorporated herein by reference).

21.1*  List of  Subsidiaries.

23.1*  Consent of KPMG LLP.

23.2*  Consent of PricewaterhouseCoopers, LLP

23.3   Consent of Doepken Keevican & Weiss (included in the opinion filed as
       Exhibit 5.1 to this Registration Statement).

24.1*  Powers of Attorney.

__________________________
*  Filed herewith.

** For documents incorporated herein by reference to exhibits included in SEC filings of COMFORCE Corporation, the registration number for COMFORCE Corporation is, unless otherwise noted, 001-06801.

Item 17.  Undertakings.

(a)  The Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbury, State of New York, on December 19, 2000.

                                    COMFORCE Corporation
                                    (Registrant)

                              By:   /s/ Harry Maccarrone
                                   ---------------------
                                    Executive Vice President
                                    and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          SIGNATURE                              TITLE                          DATE
------------------------------------  ------------------------------      ------------------

/s/ John C. Fanning*                  Chairman, Chief Executive
------------------------------------  Officer and Director
    John C. Fanning                   (Principal Executive Officer)        December 19, 2000

/s/ Harry Maccarrone                  Executive Vice President,
------------------------------------  Chief Financial Officer
    Harry Maccarrone                  and Director (Principal
                                      Financial and Accounting Officer)    December 19, 2000


/s/ Kenneth Daley*                    Director                             December 19, 2000
------------------------------------
    Kenneth Daley

/s/ Keith Goldberg*                   Director                             December 19, 2000
------------------------------------
    Keith Goldberg

/s/ Gordon Robinett*                  Director                             December 19, 2000
------------------------------------
    Gordon Robinett

* By:  /s/ Harry Maccarrone           Attorney-in-Fact                     December 19, 2000
      -------------------------
      Harry Maccarrone